Exhibit 99.1

STARTEK Reports First Quarter 2015 Results

GREENWOOD VILLAGE, CO - May 11, 2015 - StarTek, Inc. ("STARTEK") (NYSE:SRT), a provider of business process outsourcing services, has reported financial results for the first quarter ended March 31, 2015.

Recent Highlights

•	Signed five new clients and added additional programs with four existing clients for a combined annual contract value of $10.5 million.

•	Revenue from verticals excluding telecommunications/cable and media increased 197% to $16.1 million compared to the year-ago quarter.

•	Completed the final phase of the company’s IT transformation project.

•
Entered into a definitive agreement to acquire Accent Marketing Services, L.L.C. (“ACCENT”) for $16.0 million, providing further revenue diversification and Customer Engagement Agency ("CEA") solution capabilities.

First Quarter 2015 Financial Results
Total revenue in the first quarter of 2015 was $63.6 million compared to $63.2 million in the first quarter of 2014. New clients and programs signed during 2014 and 2015 resulted in $15.0 million of incremental revenue in the quarter. This growth was offset by a decrease in volume due to reduced contact rates, vendor consolidation and reshoring also resulted in a 30% revenue reduction from a large telecommunications client compared to the first quarter of 2014. The closure of Costa Rica resulted in improved profitability; however, the negative revenue impact was $2.2 million versus the first quarter of 2014. Additionally, revenue in the first quarter of 2014 benefited from a temporary program with an existing client.

Gross margin in the first quarter of 2015 was 9.6% compared to 13.0% in the year-ago quarter. The decrease was largely driven by lower utilization resulting from newly added seat capacity, as well as the aforementioned lower volumes. This was partially offset by the positive impact of closing the company’s Costa Rica facility, as well as new client wins in the higher-margin healthcare vertical.

Selling, general and administrative (SG&A) expenses were $8.0 million in the first quarter of 2015 compared to $8.2 million in the year-ago quarter. As a percentage of revenue, SG&A was 12.7% compared to 13.1% in the year-ago quarter.

Adjusted EBITDA in the first quarter was $1.7 million compared to $2.7 million in the year-ago quarter.

At March 31, 2015, the company’s cash position was $6.5 million compared to $5.3 million at December 31, 2014, with a balance outstanding of $9.3 million on our credit facility at March 31, 2015.

On May 11, 2015, STARTEK entered into a definitive agreement to acquire ACCENT, a business process outsourcing company providing multi-channel customer engagement solutions across six contact centers in the U.S. and Jamaica. ACCENT has 18 clients from a wide range of industries, including telecommunications, retail, consumer products, technology and financial services. The purchase price is approximately $16.0 million in cash. STARTEK plans to finance the transaction through its new $50.0 million secured revolving credit facility with BMO Harris Bank.

ACCENT's current annual revenue run rate is approximately $67.0 million. STARTEK management expects the majority of the integration to be completed prior to year end 2015, and that post-integration the company will be accretive to earnings and reflect a purchase price of approximately 3.5x EBITDA. The transaction is expected to close on or before May 31, 2015.

Management Commentary
"During the first quarter, we continued to diversify our client base by continued expansion in newer verticals," said Chad Carlson, President and CEO of STARTEK. "This progress was offset mostly by lower volumes from a large client and the closure of Costa Rica last year. Earlier this month, we completed our data center transition, which will serve as a key part of our ability to scale the business reliably and efficiently going forward."

“ACCENT adds to our client diversification making our largest client now approximately 25% of revenue. ACCENT also provides a robust customer engagement service capability. Combined with ACCENT, STARTEK will have over 50 clients and nearly 14,000 employees operating in five countries. ACCENT’s CEA service offering complements the acquisition of Ideal Dialogue in 2013 and creates a very capable CEA solution platform with added customer analytics capabilities. This step is in line with our strategy to engage in a different and more meaningful way with clients while adding higher value service offerings.”

"We remain focused on executing for our clients, converting our strong pipeline to fill existing and new capacity, and quickly integrating ACCENT to allow us to get back to generating cash and paying down debt. We will use the process foundation of the STARTEK Advantage System including our newly completed IT Platform to quickly integrate ACCENT and maximize the benefits to our clients and shareholders.”

Conference Call and Webcast Details
STARTEK will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2015 results. Management will host the conference call, followed by a question and answer period.

Date: Monday, May 11, 2015
Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)
Toll-free dial-in number: 1-866-700-0133
International dial-in number: 1-617-213-8831
Conference ID: 34680565

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay via the investor relations section of the STARTEK website. A replay of the conference call will be available after 10:00 p.m. Eastern time on the same day through May 18, 2015.

Toll-free replay number: 1-888-286-8010
International replay number: 1-617-801-6888
Replay ID: 38933180

About STARTEK
STARTEK strives to be the most trusted BPO service provider delivering comprehensive contact center and customer engagement solutions. Our employees, whom we call Brand Warriors, are enabled and empowered to promote and protect our client’s brand. For over 25 years, these Brand Warriors have been committed to making a positive impact for our clients’ business results, enhancing the customer experience while reducing costs for our clients. With the latest technology in the BPO industry and our STARTEK Advantage System, our Brand Warriors instill customer loyalty through a variety of multi-channel customer interactions, including voice, chat, email and

IVR. Our service offerings include sales support, order processing, customer care and receivables management and customer analytics. For more information, please visit www.STARTEK.com.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. In addition, factors related to our acquisition of ACCENT that may cause actual results to differ include our ability to successfully close the transaction as expected, our ability to integrate the organizations to recognize expected financial benefits and synergies and our ability to retain employees and customers of the acquired business. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

Company Contact
Rosemary Hanratty
Vice President of Marketing
303-262-4144
Rosemary.Hanratty@startek.com

Investor Relations
Liolios Group, Inc.
Cody Slach or Sean Mansouri
949-574-3860
investor@startek.com

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue	$63,653	$63,209
Cost of services	57,536	54,991
Gross profit	6,117	8,218
Selling, general and administrative expenses	8,061	8,249
Restructuring charges	806	191
Operating loss	(2,750)	(222)
Interest and other income (expense), net	(238)	(128)
Loss before income taxes	(2,988)	(350)
Income tax expense	187	150
Net loss	$(3,175)	$(500)

Net loss per common share - basic and diluted	$(0.21)	$(0.03)

Weighted average shares outstanding - basic and diluted	15,417	15,377

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$6,465	$5,306
Trade accounts receivable, net	45,797	46,103
Other current assets	4,652	3,099
Total current assets	56,914	54,508
Property, plant and equipment, net	32,398	28,180
Other assets	10,926	11,105
Total assets	$100,238	$93,793
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$37,217	$31,672
Other liabilities	11,026	7,440
Total liabilities	48,243	39,112
Total stockholders’ equity	51,995	54,681
Total liabilities and stockholders' equity	$100,238	$93,793

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net loss	$(3,175)	$(500)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,036	2,356
Losses on disposal of assets	—	5
Share-based compensation expense	496	402
Amortization of deferred gain on sale leaseback transaction	(57)	(64)
Changes in operating assets & liabilities and other, net	222	(3,533)
Net cash provided by (used in) operating activities	522	(1,334)
Investing Activities
Proceeds from note receivable	—	159
Purchases of property, plant and equipment	(3,509)	(2,354)
Cash paid for acquisitions of businesses	(234)	(199)
Net cash used in investing activities	(3,743)	(2,394)
Financing Activities
Other financing, net	4,407	(494)
Net cash provided by (used in) financing activities	4,407	(494)
Effect of exchange rate changes on cash	(27)	42
Net increase (decrease) in cash and cash equivalents	1,159	(4,180)
Cash and cash equivalents at beginning of period	$5,306	$10,989
Cash and cash equivalents at end of period	$6,465	$6,809

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release may contain certain non-GAAP financial measures including, 1) Adjusted EBITDA and 2) operating (income) loss or net income (loss) before impairment losses and restructuring charges. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in this press release or below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

The Company defines non-GAAP Adjusted EBITDA as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and share-based compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items helps investors and analysts assess the strength and performance of our ongoing operations.

Management believes that the measures that exclude impairment losses and restructuring charges or other non-recurring items permit a more meaningful comparison and understanding of our operating performance for the current, past or future periods.

Adjusted EBITDA:

	Three Months Ended March 31,
	2015	2014
Net loss	$(3,175)	$(500)
Income tax expense	187	150
Interest expense (income), net	307	123
Restructuring charges	806	191
Depreciation and amortization expense	3,036	2,356
Losses on disposal of assets	—	5
Share-based compensation expense	496	402
Adjusted EBITDA	$1,657	$2,727

Operating Loss before Restructuring Charges:

	Three Months Ended March 31,
	2015	2014
Operating loss	$(2,750)	$(222)
Restructuring charges	806	191
Operating loss before restructuring charges	$(1,944)	$(31)